Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Knightscope, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, par value $0.001 per share		(1)	(2)	(2)	—	—	—	—	—	—
	Equity	Preferred stock, par value $0.001 per share		(1)	(2)	(2)	—	—	—	—	—	—
	Debt	Debt securities		(1)	(2)	(2)	—	—	—	—	—	—
	Other	Warrants		(1)	(2)	(2)	—	—	—	—	—	—
	Other	Units		(1)	(2)	(2)	—	—	—	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	(1)	(2)	$100,000,000	$110.20 per $1,000,000	$11,020(3)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$100,000,000	$0.00011020	$11,020
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due					$100,000,000		$11,020

(1)	There are being registered under this registration statement such indeterminate number of shares of Class A common stock, preferred stock, debt securities, warrants and/or units of the registrant as shall have an aggregate initial offering price not to exceed $100,000,000. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. The securities registered also include such indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. The amount of each class of securities being registered under this registration statement is not specified pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). In addition, pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum offering price per unit or security will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(3)	The proposed maximum aggregate offering price has been calculated pursuant to Rule 457(o) under the Securities Act.